AMENDMENT TO OFFICE LEASE

    THIS AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of the _25th__ day of November, 2020 (the “Amendment Effective Date”) by and between WILMINGTON INVESTORS LLC, a North Carolina limited liability company (“Landlord”), and NCINO, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated March 10, 2017 (as amended from time to time, the “Lease”), pursuant to which Tenant leases that certain Building having an address of 6770 Parker Farm Drive, Wilmington, North Carolina 28405; and

WHEREAS, Tenant has a Purchase Option with respect to the Property pursuant to Section 33.04 of the Lease, and Landlord and Tenant have agreed to modify certain provisions related to the Purchase Option, as more particularly provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1.    Definitions. All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Lease. In the event of a conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control, and all other provisions of the Lease shall remain in full force and effect.

2.    Amendment to Purchase Option. Effective as of the Amendment Effective Date, the text in Section 33.04 of the Lease is hereby deleted in its entirety and replaced with the following:

    “Purchase Option. Landlord hereby grants to Tenant the one-time option to purchase the Property pursuant to the terms of this Section (the “Purchase Option”). The terms and provisions of the Purchase Option are set forth below:

(A)     Tenant must deliver written notice of its exercise of the Purchase Option to Landlord and a nationally recognized title insurance company with offices in North Carolina that is selected by Tenant (“Escrow Agent”) no later than November 30, 2020 (the “Exercise Date”) and shall deliver concurrently with such notice to Escrow Agent a $150,000 deposit (such $150,000 shall in no event be refundable to Tenant except upon default by Landlord, but shall be applicable to the Purchase Price (hereinafter defined)); provided, however, in no event shall Tenant be permitted to deliver written notice of its exercise of the Purchase Option to Landlord and Escrow Agent prior to the Commencement Date. If Tenant fails to deliver such written notice or fails to deliver such $150,000 to Escrow Agent before the date specified above, then the Purchase Option shall terminate and shall be absolutely null and void thereafter.

(B)    If Tenant exercises the Purchase Option in accordance with this Section 33.04, then the sale of the Property to Tenant from Landlord shall close on a day specified by Tenant in its notice exercising the Purchase Option between the Exercise Date and December 22, 2020 (the “Closing Period”), time being of the essence as to such closing occurring within the Closing Period. Tenant may designate a target date for Closing in its notice exercising the Purchase Option but even if a target date

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shall be specified, Tenant shall have the duration of the Closing Period within which to cause Closing to occur. If the Closing does not occur in the Closing Period due to a default by Landlord, then Tenant shall be entitled (a) to a full refund of the $150,000 deposit from Escrow Agent on demand, or (b) to file suit to obtain specific performance of Landlord’s obligations under this Lease. If Tenant delivers the Assignment Notice and the Closing with Cloud REH (as such terms are defined below) does not occur prior to the expiration of the Closing Period, Tenant shall irrevocably deliver the Purchase Price to Escrow Agent (subject to the prorations and adjustments provided herein) on or before 5:00 p.m. (EST) on December 23, 2020 and cause Closing to occur on or before 5:00 p.m. (EST) on December 30, 2020. In this regard, Tenant represents, warrants and covenants that it shall maintain adequate and readily available funds in an amount sufficient to deliver the Purchase Price (subject to the prorations and adjustments provided herein) as set forth herein and cause Closing to occur on or before the expiration of the Closing Period (as the same may be extended until no later than December 30, 2020 pursuant to the immediately preceding sentence as a result of a failure of Cloud REH to close following delivery of the Assignment Notice). If the closing does not occur prior to the expiration of the Closing Period (as the same may be extended as expressly provided above), time being of the essence, for any reason other than a default by Landlord, then the $150,000 deposit shall be disbursed to Landlord, an Event of Default by Tenant shall be deemed to have occurred under this Lease and the Purchase Option shall, at Landlord’s option, terminate and be absolutely null and void.

(C)    Landlord and Tenant acknowledge that the Purchase Option is personal to nCino, Inc.; provided, however, subject to the terms and conditions of this subsection (C), Tenant shall have the limited option of electing to assign the Purchase Option to Cloud Real Estate Holdings, LLC, a North Carolina limited liability company comprised of Trask Cloud REH, LLC; CI-2 Investors, LLC; and Cloud Venture Partners, LLC (“Cloud REH”), by delivery of written notice to Landlord (the “Assignment Notice”) at least five (5) business days prior to the expiration of the initial Closing Period or such earlier scheduled closing date, if applicable. It is agreed that notwithstanding the terms of Article 26 of the Lease, the Assignment Notice may be delivered by Tenant to Landlord by e-mail to joharris@lincolnharris.com and anna.honeycutt@lincolnharris.com. The Assignment Notice shall include a signed loan commitment letter or term sheet, addressed to Cloud REH, providing for funding of the Purchase Price (subject to any borrower equity requirements and the prorations and adjustments provided herein), at Closing. If Tenant assigns the Purchase Option to Cloud REH, Tenant shall deliver to Landlord on or before Closing a copy of a fully executed assignment and assumption agreement by which Tenant shall assign, and Cloud REH shall assume, the rights and obligations of Tenant under this Section 33.04, the effectiveness of which shall be conditioned upon Landlord’s written consent to the same. Landlord shall promptly deliver its written consent to the assignment and assumption agreement, which consent may be conditioned upon Cloud REH’s closing on the acquisition of the Property on or before 5:00 PM (EST) on Tuesday, December 22, 2020, in the event that Cloud REH shall confirm to Landlord and Tenant in writing on or before the expiration of the initial Closing Period that (i) Cloud REH is prepared to close a loan on terms satisfactory to Cloud REH, which will be sufficient to pay the Purchase Price (subject to any required equity requirements for the loan and the prorations and adjustments provided herein), and the lender to Cloud REH has agreed that all conditions to closing of such loan have been fulfilled, other than assignment of the Purchase Option, and Cloud REH otherwise has confirmed to Landlord that it has all necessary funds to close the acquisition of the Property from Landlord pursuant to the Purchase Option; or (ii) that Cloud REH has sufficient funds to close the acquisition of the Property from Landlord pursuant to the Purchase Option without the necessity of closing a loan. Notwithstanding the foregoing or anything herein to the contrary, no assignment of the Purchase Option shall relieve or release Tenant in any way from full and direct liability for the timely performance of all of Tenant’s duties and obligations under this Lease, including this Section 33.04. If Tenant shall deliver the Assignment Notice and the Closing (as defined below) has not occurred with Cloud REH on or before

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5:00 PM (EST) on Tuesday, December 22, 2020, then Landlord’s consent to the assignment of the Purchase Option to Cloud REH shall be deemed revoked.

(D)    At the closing of the conveyance of the Property from Landlord to Tenant, or to Cloud REH in accordance with Section 33.04(C), pursuant to the Purchase Option (the “Closing”), Landlord and Tenant shall execute one or more agreements by which this Lease shall be terminated (but preserving between them any rights arising under this Lease that accrued prior to the date of the Closing). For the avoidance of doubt, Landlord and Tenant hereby confirm that the Lease encompasses 100% of the rentable square footage of the Building, although no amendment to the Lease was executed as contemplated by Section 33.05.

(E)    The Property shall be conveyed and sold to Tenant in its “As-Is” condition and without any representation or warranty, express or implied except for the warranties of title contained in the special warranty deed to be delivered by Landlord to Tenant. At the closing, Landlord shall convey Landlord’s interest in the Property to Tenant by special warranty deed subject to (i) Taxes for the year of Closing (which shall be prorated as set forth herein), (ii) all easements, covenants, conditions, restrictions and other agreements of record, (iii) all matters which would be disclosed by a recent and accurate survey of the property hereby conveyed, and (iv) municipal, zoning and subdivision laws and ordinances, except that Landlord shall cause any deeds of trust, mechanics or materialmens liens, judgment liens or tax liens encumbering the Property to be discharged or otherwise released at Closing (and if Landlord shall fail to cause all such liens to be discharged or released at Closing, Tenant shall be entitled, at its option, to apply some or all of the Purchase Price to effect any such discharge or release). At Closing, Tenant shall deliver the Purchase Price to Landlord, subject to the prorations and adjustments provided herein. Tenant shall pay recording fees and deed stamps and Landlord shall provide standard affidavits and other documentation required from sellers for Tenant to obtain title insurance, along with any information needed to make required tax filings. Ad valorem taxes shall be prorated in accordance with local custom taking into consideration Tenant’s obligations under this Lease prior to closing, and obligations (both before and after Closing) under all other leases at the Property. The parties hereby represent and warrant to each other that they do not owe, and shall not hereafter agree to pay, any commission due to any broker engaged in connection with the conveyance of the Property pursuant to the Purchase Option. Landlord and Tenant shall each execute all other customary documents reasonably necessary to consummate the orderly transfer of the Property which are reasonably required by either party or its counsel, and Landlord shall deliver a bill of sale and assignment to convey Landlord’s interest in all leases, personal property, fixtures, equipment, permits, intangible property and other rights and interests associated with the Property. If the Purchase Option is assigned by Tenant to Cloud REH as expressly permitted herein, the provisions in this subsection (E) which reference or apply to Tenant shall instead be deemed to reference or apply to Cloud REH so long as Cloud REH closes as contemplated herein.

(F)    For the purposes of this Section 33.04, “Purchase Price” shall mean Sixteen Million Three Hundred Thousand and 00/100 Dollars ($16,300,000.00). Time is of the essence with respect to all of the obligations, dates and deadlines specified in this Section 33.04.”

3.     Amendment to Confidentiality. Notwithstanding the terms of Section 32.08 of the Lease, Landlord acknowledges and approves disclosure of the Lease by Tenant while Tenant is a “publicly traded” company subject to the reporting requirements of Section 14 of the Securities Exchange Act of 1934 (as amended), but only to the extent that (and only to the parties to whom) disclosure is required under such Act.

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4.    Miscellaneous. Except as modified by this Amendment, all of Landlord's and Tenant's other rights, obligations and covenants with respect to the Lease shall remain in full force and effect with regard to the Premises. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document. In the event any term or provision of this Amendment is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Amendment shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

TENANT:

NCINO, INC.,
a Delaware corporation

By:    /s/ Pierre Naudé
Name:    Pierre Naudé
Title:    President & CEO

LANDLORD:

WILMINGTON INVESTORS LLC,
a North Carolina limited liability company

By:     LH Greencastle LLC,
a North Carolina limited liability company,
its Manager

By:    Lincoln Harris LLC,
a Delaware limited liability company,
its Manager

By:    The Harris Group of Carolinas, Inc.,
a North Carolina corporation,
its Operating Managing Member

By:    /s/ John W. Harris
Name:    John W. Harris
Title:    Chairman of the Board

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